Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
May 20, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES 1015 HALF STREET

(WASHINGTON) – Hines, the international real estate firm, announced today that Hines Global Income Trust, Inc. (“Hines Global”) has acquired 1015 Half Street, a 396,000-square-foot trophy office asset in Washington, D.C..
1015 Half Street is a LEED Gold, Class-A, institutionally managed office building that is 96% leased, predominantly by US and District of Columbia government organizations. One block from the metro and near the Nationals’ ballpark, it is located in the Capitol Riverfront submarket, one of the most exciting neighborhoods in this global gateway city and a true live-work-play environment. The area has strong connectivity to the Capitol and federal government districts, Reagan National Airport and Amazon’s second headquarters.
“We are strong believers in the allure of Washington, D.C. as an institutional market, and the acquisition of 1015 Half Street allows us to bring the combination of market liquidity and future growth to our investors. This investment aligns with Hines’ conviction that high quality office product will outperform the market and provide tenants with a dynamic working environment,” remarked Alfonso Munk, president and chief investment officer – Americas of Hines Global.
Over the past 11 years, the Capitol Riverfront population has nearly doubled, and it continues to attract a younger demographic. The area has seen a spur of development, with expected growth of approximately 15,000 residential units and 1 million square feet of retail by 2022. With this growth, both private and public sector office tenants are being drawn to the neighborhood’s mixed‐use feel with over 80 restaurants and 50 retailers in the vicinity.
“The Capitol Riverfront submarket has the lowest vacancy rate in the District at 7.9%, well below the metro-wide average of 14.5%,” said Chuck Watters, senior managing director at Hines. “This asset provides an opportunity to invest in the path of growth, with this submarket poised to outperform the broader metro area.”
Beyond the attractiveness of the location, the trophy-quality investment is being acquired at a compelling basis. Noted Janice Walker, chief operating officer of Hines Global, “With recent escalations in construction cost, 1015 Half Street is being acquired at a discount to replacement cost and the recent

2019 high-watermark trade in the submarket. The discounted basis plays well into the current environment and our thesis of investing in resilient assets.”
As demonstrated by this deal, Hines Global continues to pursue a strategy of diversification by geography and sector, providing investors with exposure to assets in high-quality markets worldwide. Hines Global’s $2 billion portfolio is currently weighted toward the industrial and living sectors, which together make up about three-quarters of its overall value. 1015 Half Street represents its second office asset and is its first office acquisition since July 2016. Inclusive of this deal, the portfolio’s sector allocations are 49% industrial, 23% living, 16% office and 12% retail.
The acquisition of 1015 Half Street was led by Geer LeBoutillier and Hasani Hayden on behalf of Hines, Washington, D.C. Hines Global was represented by Omar Thowfeek, Kimberly Magness and Aaron Mader.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 240 cities in 27 countries. Hines oversees a portfolio of assets under management valued at approximately $160.9 billion,¹ including $81.7 billion in assets under management for which Hines serves as investment manager, and $79.2 billion representing more than 172.9 million square feet of assets for which Hines provides third-party property-level services. Historically, Hines has developed, redeveloped or acquired approximately 1,450 properties, totaling over 485 million square feet. The firm has more than 180 developments currently underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2020.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the value to be generated by the office building, the potential positive impact on Hines Global’s investors that may be realized as a result of the market liquidity and future growth of the Capitol Riverfront submarket, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the office building, the tenants remaining committed to its lease obligations and continuing to pay rent in a timely manner, Hines Global being able to locate and close on additional opportunities to invest in logistics assets, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.